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Exhibit 10.6

THE MACERICH COMPANY
DEFERRED COMPENSATION PLAN
FOR SENIOR EXECUTIVES
(As Amended and Restated Effective as of January 1, 2003)

        This deferred compensation plan (the "Plan") was originally adopted effective April 1, 1994, by THE MACERICH COMPANY (the "Company") to provide supplemental retirement income benefits through deferrals of salary and bonuses. The Plan was subsequently amended and restated effective as of January 1, 1997. The Plan is hereby amended and restated in its entirety as set forth herein, effective as of January 1, 2003, except as otherwise indicated.

ARTICLE I
TITLE AND DEFINITIONS

1.1
Title.

        This Plan shall be known as The Macerich Company Deferred Compensation Plan for Senior Executives.

1.2
Definitions.

        Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

        "Account" or "Accounts" shall mean a Participant's Deferral Account and/or Company Matching Account and/or, if applicable, Transfer Deferral Account.

        "Beneficiary" means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. If there is no valid Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

        "Board of Directors" or "Board" shall mean the Board of Directors of The Macerich Company.

        "Bonus" shall mean any incentive compensation payable to a Participant in addition to the Participant's Salary prior to any deferrals under this Plan or any salary reduction contributions to a plan described in Section 401(k) of the Code or Section 125 of the Code.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Committee appointed pursuant to Section 9.1 of this Plan.

        "Company" shall mean The Macerich Company, its subsidiaries and successors and, where the context warrants, The Macerich Partnership, L.P., Macerich Property Management Company, LLC, Macerich Management Company, and, effective as of September 30, 2002, Westcor Partners, LLC and Westcor Realty Limited Partnership.

        "Company Matching Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with an amount equal to (1) the Company Matching Amount, and (2) earnings or losses thereon pursuant to Section 4.2.

        "Company Matching Amount" shall mean an amount equal to a percentage, determined by the Company in its sole discretion, of the amount of Compensation deferred under the Plan for the Plan Year. Subject to the foregoing, the Company expects that for the Plan Year beginning January 1, 2003 the Company Matching Amount will be 25% of the amount of a Participant's Compensation deferred under the Plan for the 2003 Plan Year up to a maximum of 5% of the Participant's Compensation for the 2003 Plan Year.

        "Compensation" shall mean the Salary and Bonus that the Participant is entitled to for services rendered to the Company.

        "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant's Salary that he or she elects to defer, (2) the portion of the Participant's Bonus that he or she elects to defer, and (3) earnings or losses thereon pursuant to Section 4.1.

        "Earnings Rate" shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund determined for each business day.

        "Effective Date" of this amended and restated Plan shall mean January 1, 2003.

        "Eligible Employee" for any Plan Year shall mean each key executive of the Company designated by the Committee whose annualized Salary is equal to or greater than $120,000.

        "Fund" or "Funds" shall mean one or more of the investment funds designated in Section 3.2(a).

        "Life Insurance Company" shall mean the life insurance company or companies chosen by the Committee to provide the life insurance coverage for one or more Eligible Employees under Article VIII of this Plan.

        "Participant" shall mean any Eligible Employee who elects to defer compensation in accordance with Section 3.1, each person for whom a Transfer Deferral Account is established pursuant to Section 4.3, and each person for whom Accounts are established pursuant to Section 4.4.

        "Payment Eligibility Date" shall mean the first day of the month following the day on which a Participant terminates employment or dies.

        "Plan" shall mean The Macerich Company Deferred Compensation Plan for Senior Executives set forth herein, now in effect, or as amended from time to time.

        "Plan Year" shall mean the 12 consecutive month period beginning on January 1 each year; provided, however, that the first Plan Year was a short Plan Year beginning on April 1, 1994, and ending on December 31, 1994.

        "Salary" shall mean the Participant's base pay prior to any deferrals under this Plan or any other nonqualified elective plan of deferred compensation maintained by the Company or any salary reduction contributions to a plan described in Section 401(k) of the Code or Section 125 of the Code.

        "Transfer Deferral Account" shall mean an account established pursuant to Section 4.3.

        "Westcor Plan" shall mean the Westcor Nonqualified 401(k) Plan as in effect immediately prior to its termination on February 19, 2003.

ARTICLE II
PARTICIPATION

2.1
Participation.

        Participation in the Plan is voluntary. Each Eligible Employee who was a Participant in the Plan immediately before the Effective Date shall continue as a Participant. Any other Eligible Employee shall become a Participant in the Plan by electing to defer Compensation in accordance with Section 3.1. Effective February 19, 2003, any individual for whom a Transfer Deferral Account is established pursuant to Section 4.3 and who has not otherwise become a Participant shall thereupon become a Participant in this Plan. An Eligible Employee who has account balances transferred to this Plan pursuant to Section 4.4 and who has not otherwise become a Participant shall thereupon become a Participant in this Plan.

ARTICLE III
DEFERRAL ELECTIONS

3.1
Elections to Defer Compensation.

          (a)   Elections to Defer. Each Eligible Employee may elect to defer Compensation for any Plan Year by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the December 15 immediately preceding such Plan Year (or such later date that the Committee determines, but in no event later than December 31). The Committee shall notify each Eligible Employee of his or her eligibility to participate in the Plan at least 10 days prior to the time he or she must file an election for participation. Each participation election shall signify the portion of the Eligible Employee's Salary and/or Bonus that he or she elects to defer.

          (b)   Amount of Deferrals. Subject to the limitation described in the second sentence of this Section 3.1(b), the amount of Compensation that an Eligible Employee may elect to defer is as follows:

            (1)   Any percentage of Salary up to 50%, except that Mace Siegel, Dana Anderson, Arthur Coppola and Edward Coppola may each defer up to 100% of Salary, which Salary percentage shall be deferred ratably over the Plan Year; and/or

            (2)   Any percentage of Bonus, if any, up to 100%.

        Notwithstanding the foregoing, the maximum amount of Compensation that an Eligible Employee may defer under this Plan and any other nonqualified elective plan of deferred compensation maintained by the Company shall be reduced by the amount of Compensation that the Eligible Employee could have deferred under any qualified cash or deferred arrangement as described in Section 401(k) of the Code (a "401(k) Plan") without violating Section 402(g) of the Code or the maximum elective contributions permitted under the terms of the 401(k) Plan.

          (c)   Effect of Election. An election to defer Salary for a Plan Year shall apply to all Salary earned during each pay period beginning in such Plan Year, and an election to defer Bonuses for a Plan Year shall apply to any Bonus paid during such Plan Year. Notwithstanding the foregoing, an individual who becomes an Eligible Employee during a Plan Year may elect to participate in the Plan during such Plan Year by filing such written application with the Committee no later than the 30th day following the date on which such individual becomes an Eligible Employee. An election filed in accordance with the preceding sentence shall be effective solely with respect to Salary (but not Bonuses) earned on or after the first day of the first complete pay period commencing after the filing of such election.

          (d)   Irrevocability. Any election filed pursuant to this Section 3.1 shall apply only prospectively and shall be irrevocable for the Plan Year (or portion thereof) to which such election applies.

          (e)   Withholding Taxes. Any deferral election that, either alone or in combination with a deferral election under any other nonqualified elective deferred compensation plan maintained by the Company (hereinafter referred to as an "Other Plan"), would reduce the Compensation payable to a Participant for a Plan Year to an amount less than the amount of federal, state and local withholding taxes applicable to his or her total deferred and nondeferred Compensation for such Plan Year and to any of his or her Company Matching Amounts (under this Plan and/or an Other Plan) that are subject to withholding taxes for such Plan Year shall be subject to the Company's receipt from the Participant of an amount equal to the excess of such withholding taxes over the nondeferred Compensation payable to the Participant (the "Withholding Tax Deficiency") on or before December 31 of such Plan Year. In the event that a Participant fails to timely pay to the Company the total amount of such Withholding Tax Deficiency, the Company shall reduce the amount credited to a Participant's Deferral Account under this Plan or to the Participant's account under an Other Plan or any combination thereof, in the Company's sole discretion, by an amount equal to the unpaid Withholding Tax Deficiency plus any additional withholding taxes due as a result of such reduction in the amount of the Participant's deferred Compensation for the Plan Year. In addition, in the event of a reduction in the amount of a Participant's Compensation that is deferred under this Plan pursuant to the preceding sentence, the Company shall reduce the amount of any Company Matching Amount under this Plan for the Participant for the Plan Year to reflect such reduction in the amount of deferred Compensation.

          (f)    Special Elections in 1999 Plan Year. Any Eligible Employee who first becomes eligible to defer more than 50% of his Salary as of April 1, 1999 may file a written election with the Committee, on a form provided by the Committee, to defer a portion of his Salary in excess of the first 50%. Such election (i) must be made no later than March 31, 1999, (ii) shall apply to that portion of such Participant's Salary that is in excess of the first 50% of his Salary and is earned on or after April 1, 1999, and (iii) shall remain in effect until changed or terminated in accordance with this Section 3.1.

3.2
Investment Elections.

          (a)   At the time of making the first deferral election described in Section 3.1, the Participant shall designate, on a form provided by the Committee or otherwise in accordance with procedures established by the Committee, the Fund or Funds in which the Participant's deferrals under such election (and any subsequent deferral elections) and corresponding Company Matching Amounts will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to the Participant's Accounts. Effective as of November 1, 2002, the Funds shall be the following:

            1.     Northwestern Mutual Life Guaranteed Interest Fund

            2.     Northwestern Mutual Life Money Market Fund

            3.     Northwestern Mutual Life Select Bond Fund

            4.     Northwestern Mutual Life High Yield Bond Fund

            5.     Northwestern Mutual Life Balanced Fund

            6.     Northwestern Mutual Life Index 500 Stock Fund

            7.     Mason Street Advisors Large Cap Core Stock Fund

            8.     Northwestern Mutual Life Growth Stock Fund

            9.     Franklin Templeton International Equity Fund

            10.   Northwestern Mutual Life Aggressive Growth Stock Fund

            11.   Northwestern Mutual Life Index 400 Stock Fund

            12.   Russell Real Estate Securities Fund

            13.   T. Rowe Price Small Cap Value Fund

          (b)   On or before February 18, 2003, each Participant for whom a Transfer Deferral Account is established pursuant to Section 4.3 may file an election in accordance with procedures established by the Committee specifying the Fund or Funds described in subsection (a) above that the balance credited to such Transfer Deferral Account shall be deemed to be invested in as of February 19, 2003 for purposes of determining the amount of earnings or losses to be credited to his or her Transfer Deferral Account after such date. Any amounts credited to a Participant's Transfer Deferral Account on February 19, 2003 with respect to which the Participant does not file an election at the time specified in the immediately preceding sentence shall be deemed to be invested in the Northwestern Mutual Life Money Market Portfolio (the "Money Market Portfolio") unless and until a different election is made pursuant to Section 3.2(c).

          (c)   In making the designation pursuant to this Section 3.2, the Participant must specify, in whole numbers, the percentage of his or her Deferral Account and Company Matching Account that shall be deemed to be invested in one or more of the Funds. Effective as of the end of the day on which the Committee receives the Participant's election, a Participant may change the designation made under this Section 3.2 by filing an election in accordance with procedures established by the Committee. If a Participant fails to elect a Fund under this Section 3.2, he or she shall be deemed to have elected the Money Market Portfolio.

          (d)   The Earnings Rate of each Fund shall be used to determine the amount of earnings or losses to be credited to the Participant's Accounts under Article IV. The Company reserves the right to increase or decrease the number of the Funds listed in Section 3.2(a), as well as the right to designate other investment funds as the Funds (instead of those currently listed in Section 3.2(a)) for purposes of this Plan.

          (e)   Notwithstanding the Participant's ability to designate the Funds in which his or her Accounts shall be deemed to be invested, the Company shall have no obligation to invest any funds in accordance with any Participant's election. A Participant's Accounts shall merely be bookkeeping entries on the Company's books, and no Participant shall obtain any interest in any Funds.

ARTICLE IV
PARTICIPANT ACCOUNTS

4.1
Deferral Account.

        The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2. A Participant's Deferral Account shall be credited as follows:

          (a)   As of the last date of each month, the Committee shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment fund subaccount corresponding to that Fund;

          (b)   As of the last day of the month in which the Bonus or partial Bonus would have been paid, the Committee shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a particular Fund shall be credited to the investment fund subaccount corresponding to that Fund; and

          (c)   As of the end of each business day, each investment fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance of such investment fund subaccount as of the end of the prior business day by the Earnings Rate for the corresponding Fund for the day of crediting.

4.2
Company Matching Account.

        The Committee shall establish and maintain a separate Company Matching Account for each Participant under the Plan. Each Participant's Company Matching Account shall be divided into separate investment fund subaccounts corresponding to the investment funds elected by the Participant pursuant to Section 3.2. A Participant's Company Matching Account shall be credited as follows:

          (a)   As of the last day of each Plan Year or at more frequent intervals as determined by the Committee, the Company shall credit the investment fund subaccounts of the Participant's Company Matching Account with an amount equal to the Company Matching Amount, if any, applicable to that Participant; that is, the portion of the Company Matching Amount, if any, which the Participant elected to be deemed to be invested in a certain Fund shall be credited to the corresponding investment fund subaccount; and

          (b)   As of the end of each business day, each investment fund subaccount of a Participant's Company Matching Amount shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance of such investment fund subaccount as of the end of the prior business day by the Earnings Rate for the corresponding Fund for the day of crediting.

        In addition, the Company may at any time direct the Committee to credit a Participant's Company Matching Account with such additional amount that the Company has determined, for any reason, to credit to such Participant.

4.3
Transfer Deferral Accounts.

        Effective February 19, 2003, the Committee shall establish and maintain a Transfer Deferral Account for each individual with an account balance under the Westcor Plan who became an employee of the Company when The Macerich Company indirectly, through its subsidiaries and affiliated entities, acquired all of the partnership interests of Westcor Realty Limited Partnership, and each such individual who has not previously become a Participant shall thereupon become a Participant under this Plan. The amount credited to each such Participant's account under the Westcor Plan shall be transferred to and credited to such Participant's Transfer Deferral Account established under this Plan. Each Participant's Transfer Deferral Account shall be divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2 and shall be credited with earnings and losses in accordance with such election. Effective as of February 19, 2004, the Transfer Deferral Account of any Participant who is employed by the Company on February 19, 2003 and remains employed by the Company on February 19, 2004, shall be merged into such Participant's Deferral Account under this Plan and thereafter be governed by the terms of this Plan that are applicable to Deferral Accounts, including, without limitation, the distribution provisions of, and any Participant election under, Section 6.1. If no Deferral Account shall have been established for any such Participant, the Committee shall establish and maintain a Deferral Account for such Participant effective February 19, 2004 for this purpose.

4.4
Transfers from The Macerich Company Executive Officer Salary Deferral Plan.

        A participant in The Macerich Company Executive Officer Salary Deferral Plan (the "Executive Officer Plan") may request the Committee to transfer his account balances under the Executive Officer Plan to this Plan. The Committee, in its sole discretion, may honor such request by transferring the amounts credited to such individual's accounts under the Executive Officer Plan and crediting such amounts to a Deferral Account and a Company Matching Account, respectively, established and maintained for such individual under this Plan. Upon such transfer, the individual shall, if he is not already a Participant in this Plan, become a Participant in this Plan, and the amount so transferred shall thereafter be governed by the terms of this Plan that are applicable to Deferral Accounts and Company Matching Accounts, including, without limitation, the distribution provisions of, and any Participant election under, Section 6.1. Notwithstanding the foregoing, no such transfer shall be allowed for any participant in the Executive Officer Plan within the twelve-month period preceding the distribution date that he elected under the Executive Officer Plan.

ARTICLE V
VESTING

5.1
Deferral Account.

        A Participant's Deferral Account shall at all times be 100% vested.

5.2
Company Matching Account.

        A Participant's Company Matching Account shall at all times be 100% vested.

5.3
Transfer Deferral Account.

        A Participant's Transfer Deferral Account shall at all times be 100% vested.

ARTICLE VI
DISTRIBUTIONS

6.1
Time and Form of Distribution.

          (a)   The amount credited to a Participant's Deferral Account and the amount credited to his or her Company Matching Account shall be paid to the Participant (or, in the case of his or her death, Beneficiary) in the form of a cash lump sum payment on his or her Payment Eligibility Date. Notwithstanding the foregoing, a Participant may elect one of the following optional forms of distribution, which election shall not be effective until one year after such election is filed in writing with the Committee:

            (1)   A cash lump sum payable on a specified date either before or after the Participant's Payment Eligibility Date;

            (2)   A cash lump sum payable on the later of some specified date or the Participant's Payment Eligibility Date;

            (3)   A specified number of substantially equal monthly installments (not to exceed 180) commencing on the later of a specified date or the Participant's Payment Eligibility Date;

            (4)   A specified number of payments on specified dates, not to exceed ten payments, each payment constituting a specified percentage of the total amount credited to a Participant's Deferral Account and Company Matching Account as of the date of each such payment; or

            (5)   Any other method selected by the Participant which is approved by the Committee in its sole and absolute discretion.

          (b)   The Participant's Accounts shall continue to be credited with earnings or losses pursuant to Article IV of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed.

          (c)   For all purposes under this Plan, a Participant shall not be considered terminated from employment if the Participant remains employed by The Macerich Company, any of its subsidiaries, The Macerich Partnership, L.P., Macerich Property Management Company, LLC, Macerich Management Company, Westcor Partners, LLC or Westcor Realty Limited Partnership.

          (d)   In the event of the death of a Participant, the benefits described in this Section 6.1 shall be paid to the Participant's Beneficiary in accordance with the Participant's election hereunder.

6.2
Small Benefits.

        Notwithstanding anything herein contained to the contrary, if the amount distributable in a form other than a cash lump sum to a Participant (or to the Beneficiary of a Participant as a result of the Participant's death) is less than $10,000, such amount shall be paid in the form of a cash lump sum to the Participant (or Beneficiary).

6.3
Change in Election of Time and Form of Election.

        A Participant may change his or her distribution election under Section 6.1 by filing a new election with the Committee; provided, however, that no such election shall be effective until one year after such election is filed in writing with the Committee.

6.4
Transfer Deferral Accounts.

        Notwithstanding anything contained herein to the contrary, the amounts credited to the Transfer Deferral Account of any Participant who was not employed by the Company on February 19, 2003, or for any Participant who ceases to be employed by the Company before February 19, 2004, shall be distributed in accordance with such Participant's election under the Westcor Plan as in effect on February 18, 2003.

ARTICLE VII
ADJUSTMENT OF PAYMENTS

7.1
Hardship Distribution.

          (a)   Upon written request of a Participant, the Committee may, in its sole discretion, make a lump sum payment to a Participant and/or accelerate the payment of installment payments due to the Participant in order to meet a severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (2) loss of the Participant's property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. However, no payment shall be made under this Section 7.1 to the extent that a hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under the Plan effective for the next Plan Year. The amount of any hardship lump sum payment and/or accelerated amount under this Section 7.1 shall not exceed the lesser of (1) the amount required to meet the immediate financial need created by such hardship or (2) the entire amounts credited to the Participant's Accounts. The amount of any such payments shall be deducted from the amount credited to the Participant's Accounts, pro rata from among each of the investment subaccounts of the Participant's Deferral Account and Company Matching Account (and, if applicable, Transfer Deferral Account). The remaining amounts credited to a Participant's Accounts shall be distributed in accordance with the Participant's distribution election.

7.2
Acceleration or Deferral of Benefit.

        Upon the petition of any Participant or Beneficiary, the Committee may, in its sole discretion, accelerate or defer the payment of any benefit payable to such Participant or Beneficiary, the amount of any such acceleration or deferred benefit to be subject to such actuarial adjustment as the Committee may determine in its sole discretion.

ARTICLE VIII
LIFE INSURANCE FOR ELIGIBLE EMPLOYEES

8.1
Life Insurance Coverage.

        Each Eligible Employee who undergoes such underwriting procedures as may be required by the Insurance Company and who the Insurance Company determines to be insurable shall be eligible for life insurance coverage in an amount equal to two times his or her annual Salary.

8.2
Split-Dollar Life Insurance Arrangement.

        The life insurance coverage provided hereunder shall be provided pursuant to one or more insurance policies issued by an Insurance Company and owned by the Company. The Company shall pay all premiums due under such policy or policies. The insured Eligible Employee shall have the authority to name the beneficiary to receive that portion of the death proceeds from the policy or policies equal to the amount of coverage described in Section 8.1, and the Company shall be entitled to the remaining death proceeds. In no event shall an insured Eligible Employee have any interest in the cash surrender value of an insurance policy under this Article VIII.

8.3
Imputed Income and Withholding.

        The Company shall include the value of the insurance coverage provided under this Article VIII in the insured Eligible Employee's income for income tax reporting purposes and shall deduct from other Compensation payable to such insured Eligible Employee all taxes that are required to be withheld with respect to such imputed income. In the event that the other Compensation payable to such insured Eligible Employee is insufficient to provide such withholding taxes, the provisions of Section 3.1(e) shall apply.

8.4
Termination of Coverage.

        Upon the termination of the employment of an insured Eligible Employee for any reason other than death, all insurance coverage provided to an Eligible Employee under this Article VIII shall cease. The Company may, at its option, maintain the policy or policies in force or surrender the policy or policies. In either event, the Company shall be entitled to all rights and benefits under the policy or policies. Notwithstanding the foregoing, the Company may, at its option, assign and/or transfer the policy or policies to the Eligible Employee in exchange for such consideration as the Company deems appropriate.

ARTICLE IX
ADMINISTRATION

9.1
Members.

        A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

9.2
Committee Action.

        The Plan shall be administered by the Committee. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.3
Powers and Duties of the Committee.

          (a)   The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

            (1)   To determine all questions relating to the eligibility of employees to participate;

            (2)   To construe and interpret the terms and provisions of this Plan;

            (3)   To compute the Earnings Rate for each Fund in accordance with the terms of the Plan;

            (4)   To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

            (5)   To maintain all records that may be necessary for the administration of the Plan;

            (6)   To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

            (7)   To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

            (8)   To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

9.4
Construction and Interpretation.

        The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

9.5
Information.

        To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

9.6
Compensation, Expenses and Indemnity.

          (a)   The members of the Committee shall serve without compensation for their services hereunder.

          (b)   The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

          (c)   To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

9.7
Quarterly Statements.

        Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts as soon as practicable following the end of each calendar quarter ending on March 31, June 30, September 30 or December 31.

ARTICLE X
MISCELLANEOUS

10.1
Unsecured General Creditor.

        Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

10.2
Restriction Against Assignment.

        The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.3
Withholding.

          (a)   There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

          (b)   In the event that a Participant defers compensation in excess of the amount required to be withheld for federal, state or local tax purposes, the provisions of Section 3.1(e) shall apply.

10.4
Amendment, Modification, Suspension or Termination.

        The Company may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall reduce any amounts allocated previously to a Participant's Accounts. In the event that this Plan is terminated, the amounts credited to a Participant's Deferral Account and Company Matching Account shall be distributed to the Participant or, in the event of his or her death, to his or her Beneficiary in a lump sum within thirty (30) days following the date of termination. The Company reserves the right to change the Funds as described in Section 3.2(d).

10.5
Governing Law.

        To the extent not governed by federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

10.6
Receipt or Release.

        Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.7
Payments on Behalf of Persons under Incapacity.

        In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

10.8
Headings, etc. Not Part of Agreement.

        Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.9
Limitation on Participants' Rights.

        Participation in this Plan shall not give any Eligible Employee the right to be retained in the Company's employ or any right or interest in the Plan other than as herein provided. The Company reserves the right to dismiss any Eligible Employee without any liability for any claim against the Company, except to the extent provided herein.

ARTICLE XI
CLAIMS PROCEDURE

11.1
Claims Procedure.

          (a)   Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's then principal place of business.

          (b)   Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review under subsection (c) below.

          (c)   Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee at the Company's then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company's determination.

          (d)   Review of Decision. Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

        IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officers on this            day of            , 2003.

THE MACERICH COMPANY

By

By

THE MACERICH COMPANY
DEFERRED COMPENSATION PLAN
FOR SENIOR EXECUTIVES
(As Amended and Restated as of January 1, 2003)

	ARTICLE IX ADMINISTRATION
9.1	Members	10
9.2	Committee Action	10
9.3	Powers and Duties of the Committee	10
9.4	Construction and Interpretation	11
9.5	Information	11
9.6	Compensation, Expenses and Indemnity	11
9.7	Quarterly Statements	11
	ARTICLE X MISCELLANEOUS
10.1	Unsecured General Creditor	11
10.2	Restriction Against Assignment	12
10.3	Withholding	12
10.4	Amendment, Modification, Suspension or Termination	12
10.5	Governing Law	12
10.6	Receipt or Release	12
10.7	Payments on Behalf of Persons under Incapacity	12
10.8	Headings, etc. Not Part of Agreement	13
10.9	Limitation on Participants' Rights	13
	ARTICLE XI CLAIMS PROCEDURE
11.1	Claims Procedure	13

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THE MACERICH COMPANY DEFERRED COMPENSATION PLAN FOR SENIOR EXECUTIVES (As Amended and Restated Effective as of January 1, 2003)